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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         March 27, 2000

                                     OPTIO SOFTWARE, INC.
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        GEORGIA                        333-89181              58-1435435
(state or other jurisdiction          (Commission            (IRS Employer
 of incorporation)                     File Number)          Identification No.)
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      WINDWARD FAIRWAYS II, 3015 WINDWARD PLAZA, ALPHARETTA, GEORGIA 30005
                          (Address of principal office)

Registrant's telephone number, including area code           (770) 576-3500

                 4800 RIVER GREEN PARKWAY, DULUTH, GEORGIA 30096
          (Former name or former address, if changed since last report)

Item 2.       ACQUISITION OR DISPOSITION OF ASSETS.

                  On March 27, 2000, Optio Software, Inc. (the "Company") entered into a stock purchase agreement ("Stock Purchase Agreement") by and among the Company, Muscato Corporation, a Florida corporation having its primary place of business in Orlando, Florida ("Muscato"), MA Muscato Family Limited Partnership I, the Muscato Family Limited Partnership I, Brian Newton (collectively, the "Shareholders"), Michael Muscato and Nicholas Muscato to acquire all of the issued and outstanding capital stock of Muscato from the Shareholders, thereby making Muscato a wholly-owned subsidiary of the Company (the "Muscato Acquisition"). In addition, on the same date, the Company entered into an asset purchase agreement (the "Asset Purchase Agreement") by and among the Company, TransLink Solutions Corporation, a Florida corporation having its primary place of business in Orlando, Florida ("TransLink"), Michael A. Muscato Family Trust, Nicholas J. Muscato Family Trust, Brian Newton, Michael Muscato and Nicholas Muscato to acquire substantially all of the assets of TransLink.

                 The consideration paid to the Shareholders for Muscato was $28,000,000, of which $20,000,000 was paid in cash at the closing. The Company issued a promissory note to the Shareholders for the remaining $8,000,000, which is due and payable on March 27, 2030. The

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promissory note provides for mandatory acceleration, upon the request of the
Shareholders, of payments of $4,000,000 on March 27, 2001 and $4,000,000 on March 27, 2002, providing certain provisions are met. The purchase price for the assets acquired from TransLink was $5,000,000 in cash paid at closing.

                 The cash component of each purchase price was paid out of the net proceeds of the Company's initial public offering. Each of the acquisitions was accounted for as a purchase transaction for financial accounting purposes.

                 The assets acquired from each of Muscato and TransLink consist primarily of intellectual property, such as copyrightable software, accounts receivable, machinery, equipment, furniture and fixtures, cash, and all of the interests, rights and benefits accruing under any sales orders, sales contracts, and services agreements. In connection with the acquisitions, the Company also assumed selected liabilities of the acquired companies, consisting primarily of accounts payable, accrued payroll, and service agreements.

                  Muscato is a provider of business-to-business infrastructure software and services that enable the secure, reliable transformation and exchange of e-commerce, financial and healthcare transactions across diverse trading communities. Their core products, Enterprise Generic Integrator ("ENGIN-TM-") and Electronic Commerce System ("EC"), are full-featured, standards compliant offerings that provide message queuing, transaction management and trading partner administration to support complex, high volume e-business environments with real-time reliability. ENGIN is a transaction engine capable of driving all types of communication devices with user-defined intelligence. ENGIN's internal database management scheme supports various message formats, controls logic flow and provides a secure administration interface.

                  In response to the increasing use of electronic commerce and the need for companies to have a secure means of transferring information and conducting transactions electronically, Muscato developed its EC capabilities as a layer of its ENGIN technology. The EC Administration program associates trading partner applications with the ENGIN environment and defines user security levels. The EC Command program creates and maintains trading partner information. The EC Monitor program is designed to view current electronic commerce operations on the host server in order to aid help desks and operations centers. The EC FTP Applet is a java utility that enables browsers to make FTP file transfers to and from ENGIN via the EC system. The EC Document Warehouse captures and archives business-to-business transactions which take place in the e-commerce environment and makes them available for detailed analysis and reporting.

                  Muscato has developed strong technical expertise in military, health services, finance and banking, government, transportation, wholesale, retail, manufacturing and Electronic Data Interchange applications.

                  TransLink, an affiliate of Muscato, currently provides application service provider hosting of ENGIN, EC and EC programs for Muscato's healthcare customers under a recurring revenue licensing model. TransLink provides a full range of solutions and services including electronic claims clearinghouse, data center outsourcing, web-based health information exchange and EC/EDI integration services.


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Item 7.       FINANCIAL STATEMENTS AND EXHIBITS.

                  Audited financial statements of Muscato and the pro forma financial information of Muscato and the Company shall be made available for public disclosure within sixty (60) days of the date hereof, but in no event later than June 9, 2000.

              EXHIBIT NO.                            DESCRIPTION
              -----------                            -----------
                 2.1 Stock Purchase Agreement dated as of March 27, 2000, by and among Optio Software, Inc., Muscato Corporation, the Shareholders of Muscato Corporation, Michael A. Muscato and Nicholas Muscato.

                 2.2 Asset Purchase Agreement dated as of March 27, 2000, by and among Optio Software, Inc., TransLink Solutions Corporation, the Shareholders of TransLink Solutions Corporation, Michael A. Muscato and Nicholas Muscato.

                 2.3 Promissory Note dated March 27, 2000 in the amount of $4,000,000 issued by the Company to Michael Muscato.

                 2.4 Promissory Note dated March 27, 2000 in the amount of $2,000,000 issued by the Company to Nicholas Muscato.

                 2.5 Promissory Note dated March 27, 2000 in the amount of $2,000,000 issued by the Company to Brian Newton.

                 99                 Press Release.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 10, 2000                        OPTIO SOFTWARE, INC.

                                     By: /s/ F. BARRON HUGHES
                                        ---------------------------------
                                         F. Barron Hughes
                                         Chief Financial Officer and Secretary


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